CBRE Clarion Securities 201 King of Prussia Road Suite 600 Radnor, PA 19087

January 20, 2015

SSgA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

Re: Fee Waiver

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree to waive the fee that is payable to us under the Investment Sub-Advisory Agreement dated January 20, 2015 between you and us with respect to State Street Clarion Global Infrastructure & MLP Portfolio, a series of SSgA Active Trust (the “Agreement”) (i) in its entirety for so long as the shares of the State Street Clarion Global Infrastructure & MLP Portfolio are the only investment security held by the State Street Clarion Global Infrastructure & MLP Fund and (ii) otherwise, pro rata to the extent that you waive or reimburse, under a contractual waiver or reimbursement, amounts payable to you by State Street Clarion Global Infrastructure & MLP Portfolio. This letter does not alter any provision of that Agreement or affect any other series of the Trust.

This letter agreement may be terminated by us only with your approval and the approval of the Board of Trustees of the Trust.

Sincerely,

CBRE Clarion Securities LLC

By:	/s/ T. Ritson Ferguson
Name:	T. Ritson Ferguson
Title:	Chief Executive Officer

Acknowledged and agreed to as of the date first set forth above

SSgA Funds Management, Inc.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President

Acknowledged and agreed to as of the date first set forth above

SSgA Active Trust

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President